Exhibit 99.1

Sucampo Reports Third Quarter 2017 Financial Results

Company Increases 2017 Financial Guidance Based on Strong Performance Year to Date

Study Results for VTS-270 for Niemann-Pick Disease Type C1 Published in The Lancet

CPP-1X/sulindac Granted Fast-Track status by FDA for Adults with Familial Adenomatous Polyposis

FDA Accepted sNDA for AMITIZA for Pediatric Functional Constipation in Children 6-17 Years of Age, With Priority Review Designation

Company to Host Conference Call Today at 8:30 a.m. ET

Company to Host R&D Day on November 16, 2017 in NYC

ROCKVILLE, MD, November 1, 2017 (GLOBE NEWSWIRE) - Sucampo Pharmaceuticals, Inc. (Sucampo) (NASDAQ: SCMP), a global biopharmaceutical company, today reported consolidated financial results for the third quarter ended September 30, 2017. The company also increased 2017 financial guidance.

Measure	Updated 2017 Guidance	Previous 2017 Guidance
Total Revenue	$250.0 million to $255.0 million	$220.0 million to $230.0 million
Adjusted Net Income	$63.0 million to $68.0 million	$56.0 million to $66.0 million
Adjusted EPS	$1.10 to $1.15	$1.00 to $1.10
Adjusted EBITDA	$120.0 million to $125.0 million	$109.0 million to $119.0 million
Free Cash Flow	$99.0 million to $104.0 million	$86.0 million to $96.0 million

“Our base business remains strong, driven by increasing AMITIZA product sales in the United States and Japan. Today we are increasing our 2017 guidance for all key financial metrics based on stronger than expected sales of AMITIZA in these two markets,” said Peter Greenleaf, Chairman and Chief Executive Officer of Sucampo. “In addition, we continue to make noteworthy progress with our two key pipeline products, VTS-270 and CPP-1X/sulindac, with data published in the preeminent medical journal The Lancet and FDA’s designation of fast-track status, respectively. We will be hosting an R&D Day in New York on November 16th to highlight the strong scientific rationale, clinical data and commercial opportunity for both these important programs.”

For the three months ended September 30, 2017, Sucampo reported year-over-year total revenue growth of 6% to $61.3 million. Product sales revenue increased to $35.8 million, representing year-over-year growth of 14%, and product royalty revenue grew 11% year-over-year to $23.0 million.

Sucampo reported GAAP net income of $10.4 million, or $0.19 per diluted share, during the third quarter of 2017, compared to a GAAP net income of $8.1 million, or $0.19 per diluted share, during the third quarter of 2016. Sucampo reported adjusted net income (as defined below) of $15.8 million, or $0.27 per diluted share, during the third quarter of 2017, compared to adjusted net income of $12.9 million, or $0.30 per diluted share, during the third quarter of 2016. The decrease year-over-year in diluted EPS is largely driven by the inclusion of the diluted shares associated with the convertible note which was entered into in December of 2016.

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Year to date in 2017, Sucampo’s revenue grew 13% to $177.4 million as compared to $157.0 million for the same period of 2016. Adjusted net income grew 37% year to date for 2017 to $45.3 million as compared to $33.0 million for the same period of 2016. Adjusted EBITDA grew 15% year to date for 2017 to $86.2 million, as compared to $75.2 million for the same period of 2016.

Clinical Development

•	Results from a Phase 1/2a study of intrathecal administration of VTS-270, a 2-hydoxypropyl-β-cyclodextrin (HPβCD) under investigation for treatment of Niemann-Pick Disease Type C1 (NPC-1), were published in the August 10, 2017 issue of The Lancet. The study, with data from 14 patients, demonstrated clinically meaningful reduction in signs and symptoms of disease progression as measured by the NPC Neurological Severity Score (NNSS), which looks at, among other domains, ambulation, fine motor ability, cognition, speech, memory and swallowing, compared to a natural history cohort. No treatment-related serious adverse events were observed.

•	CPP-1X/sulindac, currently in phase 3 development with Cancer Prevention Pharmaceuticals (CPP), was granted “Fast-Track” status by the U.S. Food and Drug Administration (FDA) for adults with familial adenomatous polyposis (FAP). Fast Track designation makes CPP’s drug eligible for Accelerated Approval and Priority Review if relevant criteria are met. The FDA had previously also granted CPP-1X/sulindac orphan drug status for treatment of FAP.

•	FDA has accepted for filing the recently submitted supplemental New Drug Application (sNDA) for AMITIZA (lubiprostone) in children aged 6 to 17 years with pediatric functional constipation. The filing has received Priority Review designation from the FDA. The FDA has assigned a user fee goal date of January 28, 2018.

AMITIZA (lubiprostone)

United States

•	AMITIZA total prescriptions in the third quarter of 2017 were 374,693 as reported by IMS, an increase of 1% compared to the third quarter of 2016. Net sales of AMITIZA, reported by Takeda Pharmaceuticals U.S.A., Inc. (Takeda) for royalty calculation purposes, increased 6% to $115.2 million for the third quarter of 2017, compared to $108.8 million in the same period in 2016. The increase was due to strong execution of AMITIZA marketing and selling by our partner Takeda, as well as overall growth in the branded chronic constipation market.

•	Royalty revenue was $23.0 million in the third quarter of 2017 compared to $20.8 million in the same period in 2016, an increase of 11%. The increase was due to higher Takeda reported AMITIZA net sales which were driven by price and volume increases.

•	On August 14, 2017, Sucampo received a Notice Letter regarding an ANDA submitted to the FDA by Teva Pharmaceuticals USA, Inc. (“Teva”) requesting approval to market, sell and use a generic version of the 8 mcg and 24 mcg AMITIZA® (lubiprostone) soft gelatin capsule products. On September 25, 2017, we, Takeda, and certain affiliates of Takeda filed a patent infringement lawsuit in the U.S. District Court for the District of New Jersey against Teva and Teva Pharmaceutical Industries Ltd. related to the ANDA filed by Teva. The lawsuit claims infringement of nine patents that are listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations (the Orange Book), with the latest expiring in 2027. Under the Drug Price Competition and Patent Term Restoration Act of 1984, known as the Hatch-Waxman Act, as a result of the patent infringement lawsuit, final FDA approval of Teva’s ANDA will be stayed up to 30 months from the date of receipt of the notice letter.

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Global Markets

•	In Japan, Sucampo’s revenue from sales of AMITIZA to Mylan was $20.5 million for the third quarter of 2017, compared to $17.4 million in the same period in 2016, an increase of 18%. Unit volume as reported by Mylan grew 35% for the third quarter of 2017 compared to the third quarter of 2016, to 43.2 million units versus 31.9 million units. AMITIZA’s growth in Japan continues to reflect the strong unmet need in the market for effective branded products that treat chronic constipation, and Mylan’s continued strong market execution.

Corporate

•	Announced the appointment of Alex Driggs to General Counsel and Corporate Secretary. Mr. Driggs joined Sucampo in May 2015 as Associate General Counsel, was appointed its Deputy General Counsel in September 2015, and has most recently served as Acting General Counsel and Corporate Secretary since June 2017.

Third Quarter 2017 Financial Review

•	Total revenues were $61.3 million for the third quarter of 2017 compared to $57.9 million in the same period in 2016, an increase of $3.4 million or 6%. The increase was due to higher Takeda reported AMITIZA net sales, which were primarily driven by price and volume increases and a royalty rate increase, coupled with higher AMITIZA sales in Japan.

•	EBITDA (as defined below) was $27.4 million for the third quarter of 2017 compared to EBITDA of $35.6 million for the same period in 2016, a decrease of $8.2 million. Adjusted EBITDA (as defined below) was $30.8 million for the third quarter of 2017 compared to $30.0 million in the same period in 2016, an increase of 3%, which was driven largely by increased AMITIZA sales offset by $6.7 million in VTS-270 related research, development and commercialization expenses.

•	On a GAAP basis, Sucampo reported net income of $10.4 million and diluted EPS of $0.19 during the third quarter of 2017 compared to net income of $8.1 million and diluted EPS of $0.19 in the same period in 2016. Adjusted net income (as defined below) was $15.8 million, or $0.27 per diluted share, during the third quarter of 2017, compared to adjusted net income of $12.9 million, or $0.30 per diluted share, in the third quarter of 2016, an increase of 22% and decrease of 10%, respectively. The decrease year-over-year in diluted EPS is largely driven by the inclusion of the diluted shares associated with the convertible note which was entered into in December of 2016.

•	Cost of goods sold was $17.4 million for the third quarter of 2017 compared to $15.6 million for the same period in 2016, an increase of $1.8 million or 12%. Excluding intangible asset amortization of $6.8 million in the third quarter of 2017 and intangible asset amortization of $6.7 million in the third quarter of 2016, cost of goods sold was $10.6 million in the third quarter of 2017, compared to $8.9 million in the third quarter of 2016, an increase of 19%. The increase was mainly due to volume increases coupled with the impact of foreign currency fluctuations.

•	Gross margin, calculated as product sales revenue less cost of goods sold as a percentage of product sales revenue, was 70% for the third quarter of 2017 compared to 72% for the same period in 2016, a decrease of 3%. The decrease was primarily due to a geographic shift in revenue with a higher proportion of sales coming from Japan as well as foreign currency impact.

•	Research and development, general and administrative, and selling and marketing expenses were $22.6 million for the third quarter of 2017 compared to $29.0 million for the same period in 2016. Excluding $7.3 million in R&D intangible impairment expense in the third quarter of 2016, research and development, general and administrative, and selling and marketing expenses were $21.7 million in the third quarter of 2016. Excluding this charge, 2017 represents an increase of $0.9 million or 4%. The slight increase was primarily due to inclusion of Vtesse results.

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•	The effective tax rate for the third quarter of 2017 was 41%, compared to 48% in the same period in 2016. The fluctuation year-over-year is due to the shift in profit split among the Company’s geographical regions.

•	At September 30, 2017, cash, cash equivalents, and restricted cash were $75.0 million compared to $198.5 million at December 31, 2016. This decrease is primarily due to timing associated with working capital items as well as the acquisition of Vtesse. At September 30, 2017 and December 31, 2016, notes payable were $291.9 million and $290.5 million, respectively. Sucampo’s net debt position at September 30, 2017 was $216.9 million, compared to $92.0 million at December 31, 2016.

Geographic Sales

•	Company revenues by product type and geographic location for the three months ended September 30, 2017 and 2016 were as follows:

	Three months ended September 30, 2017				Three months ended September 30, 2016
(In thousands)	USA	Japan	Rest of the World	Total	USA	Japan	Rest of the World	Total

AMITIZA Product sales	13,131	20,522	-	33,653	10,919	17,422	792	29,133
AMITIZA Royalty	23,024	-	-	23,024	20,770	-	-	20,770
Rescula Product sales	-	2,163	-	2,163	21	2,400	-	2,421
Total	36,155	22,685	-	58,840	31,710	19,822	792	52,324

Guidance

Sucampo today increased its guidance for the full year ending December 31, 2017, based on stronger than expected sales of AMITIZA in the U.S. and Japan. Sucampo now expects total revenue of $250.0 million to $255.0 million, adjusted net income of $63.0 million to $68.0 million, adjusted EPS of $1.10 to $1.15, adjusted EBITDA of $120.0 million to $125.0 million and free cash flow of $99.0 million to $104.0 million. Included in the revenue guidance for 2017 is a one-time milestone of $10.0 million from Mylan related to first-time achievement of 20 billion JPY in net sales in Japan which achievement is expected to occur in the fourth quarter of this year.

See the table below for a comparison of the Company's previous 2017 guidance to the updated 2017 guidance:

Measure	Updated 2017 Guidance	Previous 2017 Guidance
Total Revenue	$250.0 million to $255.0 million	$220.0 million to $230.0 million
Adjusted Net Income	$63.0 million to $68.0 million	$56.0 million to $66.0 million
Adjusted EPS	$1.10 to $1.15	$1.00 to $1.10
Adjusted EBITDA	$120.0 million to $125.0 million	$109.0 million to $119.0 million
Free Cash Flow	$99.0 million to $104.0 million	$86.0 million to $96.0 million

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Certain prior year non-GAAP amounts have been reclassified for consistency with the current period- adjusted presentation. These reclassifications had no effect on the reported results of operations. A reconciliation of GAAP Net Income to Adjusted Net Income and GAAP Net Income to Adjusted EBITDA, the most directly comparable GAAP financial measure, is included in the tables below.

	RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME
	(in thousands, except per share amounts)

	Three Months Ended	Three Months Ended
	September 30, 2017	September 30, 2016
Adjusted Net Income:
GAAP net income	10,367	8,092
Amortization of acquired intangibles	6,753	6,677
Intangible Impairment	-	7,286
Legal settlement	-	(9,260)
Restructuring costs	-	208
Acquisition and integration related expenses	54	605
Amortization of debt financing costs	489	875
Foreign currency effect	797	1,199
Tax effect on adjustments	(2,627)	(2,794)
Total Non-GAAP Adjustments	5,466	4,796
Adjusted Net Income	15,833	12,888

GAAP Weighted Average Shares - Dilutive	65,083	43,443
Adjusted Weighted Average Shares - Diluted	65,083	43,443
GAAP Net Income per Share – Diluted	0.19	0.19
Adjusted Net Income per Share - Diluted	0.27	0.30

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	RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA
	(in thousands)

	Three Months Ended	Three Months Ended
	September 30, 2017	September 30, 2016
GAAP net income	10,367	8,092
Adjustments:
Income taxes	7,204	7,410
Interest expense	2,956	5,899
Interest income	(10)	(31)
Depreciation	204	223
Amortization of acquired intangibles	6,753	6,677
Intangible Impairment	-	7,286
EBITDA	27,474	35,556
Non-GAAP Adjustments:
Share Based Compensation	2,502	1,722
Restructuring costs	-	208
Acquisition and integration related expenses	54	605
Legal Settlement	-	(9,260)
Foreign currency effect	797	1,199
Total Non-GAAP Adjustments	3,353	(5,526)
Adjusted EBITDA	30,827	30,030

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Q3 2017 Adjusted EPS Calculation

RECONCILIATION OF ADJUSTED NET INCOME TO ADJUSTED NET INCOME DILUTIVE EPS

Three Months Ended
(In thousands)	September 30, 2017
Adjusted Net Income	15,833
Add back: Accrued interest exp. on conv debt	2,457
Tax effect @ 40.99%	(1,007)
Adjusted Net Income for dilutive EPS calc	17,283

Weighted average shares- Basic	46,344
Dilutive securities - Equity awards	660
Dilutive securities - Convertible note	18,079
Weighted average shares - Diluted	65,083

Adjusted Net Income Basic EPS	0.34
Dilutive securities - Equity awards impact	-
Dilutive securities - Convertible note impact	(0.07)
Adjusted Net Income Dilutive EPS	0.27

Non-GAAP Financial Measures

This press release contains four financial metrics (Adjusted Net Income, EBITDA, Adjusted EBITDA and Free Cash Flow) that are considered “non-GAAP” financial metrics under applicable Securities and Exchange Commission rules and regulations. These non-GAAP financial metrics should be considered supplemental to and not a substitute for financial information prepared in accordance with generally accepted accounting principles. The company’s definition of these non-GAAP metrics may differ from similarly titled metrics used by others. Adjusted Net Income adjusts for specified items that can be highly variable or difficult to predict, and various non-cash items, which includes amortization of acquired intangibles, intangible impairment, legal settlement, restructuring costs, acquisition and integration related expenses, amortization of debt financing costs, foreign currency effect and the tax impact of these adjustments. EBITDA reflects net income excluding the impact of provision for income taxes, interest expense, interest income, depreciation, amortization of acquired intangibles and intangible impairment. Adjusted EBITDA reflects EBITDA and adjusts for specified items that can be highly variable or difficult to predict, and various non-cash items, which includes share based compensation, restructuring costs, acquisition and integration related expenses, legal settlement, and foreign currency effect. Free cash flow reflects net cash provided by operating activities less expenditures made for property and equipment. The company views these non-GAAP financial metrics as a means to facilitate management’s financial and operational decision-making, including evaluation of the company’s historical operating results and comparison to competitors’ operating results. These non-GAAP financial metrics reflect an additional way of viewing aspects of the company’s operations that, when viewed with GAAP results may provide a more complete understanding of factors and trends affecting the company’s business.

The determination of the amounts that are excluded from these non-GAAP financial metrics is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts. Because non-GAAP financial metrics exclude the effect of items that will increase or decrease the company’s reported results of operations, management strongly encourages investors to review the company’s consolidated financial statements and publicly-filed reports in their entirety.

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Company to Host Conference Call Today

Sucampo will host a conference call and webcast today, Wednesday, November 1, 2017 at 8:30 am ET. Conference call and Webcast participation details are as follows:

Dial-in number: 888-636-8238 (domestic) or 484-747-6635 (international)

Passcode: 97804103

Webcast link: http://www.sucampo.com/investors/events-presentations/

Conference call replay:

Dates: Starting at 11:30 AM ET, November 1, 2017, a replay of the teleconference and webcast will be available

Dial-in number: 855-859-2056 (domestic) or 404-537-3406 (international)

Passcode: 97804103

Webcast link: http://www.sucampo.com/investors/events-presentations/; then click ‘Archived Events’

About AMITIZA® (lubiprostone)

AMITIZA (lubiprostone) is a chloride channel activator that acts locally in the small intestine. By increasing intestinal fluid secretion, lubiprostone increases motility in the intestine, thereby facilitating the passage of stool and alleviating symptoms associated with CIC. Lubiprostone, via activation of apical CIC-2 channels in intestinal epithelial cells, bypasses the antisecretory action of opiates that results from suppression of secretomotor neuron excitability. Activation of CIC-2 by lubiprostone has also been shown to stimulate recovery of mucosal barrier function and reduce intestinal permeability via the restoration of tight junction protein complexes in ex vivo studies of ischemic porcine intestine.

AMITIZA (24 mcg twice daily) is indicated in the U.S. and Israel for the treatment of adults with CIC and opioid-induced constipation (OIC) with chronic, non-cancer pain. AMITIZA (8 mcg twice daily) is also approved in the U.S. and Israel for irritable bowel syndrome with constipation (IBS-C) in women 18 years of age and older. In Japan, AMITIZA (24 mcg twice daily) is indicated for the treatment of chronic constipation (excluding constipation caused by organic diseases). In Canada, AMITIZA (24 mcg twice daily) is indicated for the treatment of CIC in adults. In the U.K., AMITIZA (24 mcg twice daily) is indicated for the treatment of CIC and associated symptoms in adults, when response to diet and other non-pharmacological measures (e.g. educational measures, physical activity) are inappropriate. In Switzerland, AMITIZA (24 mcg twice daily) is indicated for the treatment of CIC in adults and for the treatment of OIC and associated signs and symptoms such as stool consistency, straining, constipation severity, abdominal discomfort, and abdominal bloating in adults with chronic, non-cancer pain. The efficacy of AMITIZA for the treatment of OIC in patients taking opioids of the diphenylheptane class, such as methadone, has not been established.

About RESCULA®

Unoprostone isopropyl 0.12% (trade named RESCULA) first received marketing authorization in 1994 in Japan for the treatment of glaucoma and ocular hypertension. RESCULA is marketed in Japan by Santen Pharmaceutical Co., Ltd. (Santen). We acquired RESCULA as part of the acquisition of R-Tech Ueno in 2015.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of highly specialized medicines. Sucampo has a late-stage pipeline of product candidates in clinical development for orphan disease areas, including VTS-270, a 2-hydroxypropyl-beta-cyclodextrin product with a specific compositional fingerprint that has been granted orphan designation in the U.S. and Europe and is in a pivotal Phase 2b/3 clinical trial for the treatment of Niemann-Pick Disease Type C-1, a rare progressive genetic disorder. VTS-270 also has been granted breakthrough therapy designation in the U.S. Sucampo has an exclusive option for the North American rights to CPP-1x/sulindac, which is in Phase 3 development for the treatment of familial adenomatous polyposis and has been granted orphan drug designation in the U.S. The company has two marketed products – AMITIZA and RESCULA. For more information, please visit www.sucampo.com.The Sucampo logo and the tagline, The Science of Innovation, are registered trademarks of Sucampo AG. AMITIZA is a registered trademark of Sucampo AG.

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Sucampo Forward-Looking Statement

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding financial results, product development, and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the impact of pharmaceutical industry regulation and health care legislation; Sucampo's ability to accurately predict future market conditions; Sucampo’s ability to successfully integrate the operations of acquired businesses; dependence on the effectiveness of Sucampo's patents and other protections for innovative products; the effects of competitive products on Sucampo’s products; and the exposure to litigation and/or regulatory actions.

No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Sucampo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Sucampo's business, particularly those mentioned in the risk factors and cautionary statements in Sucampo's most recent Form 10-K as filed with the Securities and Exchange Commission on March 8, 2017, as well as its filings with the Securities and Exchange Commission on Forms 8-K and 10-Q since the filing of the Form 10-K, all of which Sucampo incorporates by reference.

Contact:

Sucampo Pharmaceuticals, Inc.

Silvia Taylor

Senior Vice President, Investor Relations and Corporate Affairs

1-240-223-3718

staylor@sucampo.com

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Sucampo Pharmaceuticals, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands, except share and per share data)

	September 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$75,041	$198,308
Product royalties receivable	23,015	26,261
Accounts receivable, net	33,098	42,998
Restricted cash	-	213
Inventories, net	24,176	23,468
Prepaid expenses and other current assets	34,731	15,984
Total current assets	190,061	307,232
Investments, non-current	10,698	5,495
Property and equipment, net	5,690	6,216
Intangible assets, net	107,875	128,134
Goodwill	73,022	73,022
Other assets	798	752
Total assets	$388,144	$520,851

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,245	$9,190
Accrued expenses	12,239	12,389
Accrued interest	2,888	129
Deferred revenue, current	319	1,315
Income tax payable	9,666	7,153
Other current liabilities	5,821	2,175
Total current liabilities	37,178	32,351

Notes payable, non-current	291,945	290,516
Deferred revenue, non-current	2,625	805
Deferred tax liability, net	7,345	21,289
Other liabilities	9,417	8,791
Total liabilities	348,510	353,752

Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized at September 30, 2017 and December 31,
2016; no shares issued and outstanding at September 30, 2017 and December 31, 2016	-	-
Class A common stock, $0.01 par value; 270,000,000 shares authorized at September 30, 2017
and December 31, 2016; 46,636,924 and 46,415,749 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	466	464
Class B common stock, $0.01 par value; 75,000,000 shares authorized at September 30, 2017 and
December 31, 2016; no shares issued and outstanding at September 30, 2017 and December 31, 2016	-	-
Additional paid-in capital	130,101	120,251
Accumulated other comprehensive income	54,457	54,527
Treasury stock, at cost; 227,266 and 3,009,942 shares at September 30, 2017 and December 31,	(4,018)	(46,269)
2016, respectively
(Accumulated deficit) retained earnings	(141,372)	38,126
Total stockholders' equity	39,634	167,099
Total liabilities and stockholders' equity	$388,144	$520,851

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Sucampo Pharmaceuticals, Inc.

Consolidated Statements of Operations and Comprehensive Income (unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Product royalty revenue	$23,024	$20,771	$62,021	$56,222
Product sales revenue	35,815	31,554	104,206	86,538
Research and development revenue	2,381	3,172	10,880	9,971
Contract and collaboration revenue	46	2,376	338	4,301
Total revenues	61,266	57,873	177,445	157,032

Costs and expenses:
Costs of goods sold	17,436	15,586	51,354	59,278
Research and development	10,133	9,976	39,564	35,580
Acquired in-process research and development	-	-	186,603	-
Impairment of in-process research and development	-	7,286	-	7,286
General and administrative	9,972	11,061	39,246	32,411
Selling and marketing	2,525	696	4,452	2,094
Total costs and expenses	40,066	44,605	321,219	136,649

Income (loss) from operations	21,200	13,268	(143,774)	20,383
Non-operating income (expense):
Interest income	10	31	38	67
Interest expense	(2,956)	(5,899)	(8,762)	(18,141)
Other income (expense), net	(683)	8,102	(948)	5,216
Total non-operating income (expense), net	(3,629)	2,234	(9,672)	(12,858)

Income (loss) before income taxes	17,571	15,502	(153,446)	7,525
Income tax provision	(7,204)	(7,410)	(12,729)	(4,321)
Net income (loss)	$10,367	$8,092	$(166,175)	$3,204

Net income (loss) per share:
Basic	$0.22	$0.19	$(3.67)	$0.08
Diluted	$0.19	$0.19	$(3.67)	$0.07
Weighted average common shares outstanding:
Basic	46,344	42,813	45,338	42,704
Diluted	65,083	43,443	45,338	43,334

Comprehensive income (loss) :
Net income (loss)	$10,367	$8,092	$(166,175)	$3,204
Other comprehensive income (expense):
Unrealized gain on pension benefit obligation, net of tax	23	12	-	37
Foreign currency translation gain (loss), net of tax	-	4,635	(77)	40,890
Comprehensive income (loss)	$10,390	$12,739	$(166,245)	$44,131

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